UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: June 18, 2013

Willis Lease Finance Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15369	68-0070656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

773 San Marin Drive, Suite 2215
Novato, California 94998

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 408-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

The Registrant entered into an Employment Agreement, effective as of April 1, 2013, with Dean M. Poulakidas, its Senior Vice President and General Counsel, providing for his employment in such capacity for two years ending March 31, 2015 and renewing annually thereafter until either party gives written notice of non-renewal at least six months prior to the end of the last applicable employment year. The Employment Agreement is attached as Exhibit 10.23 to this Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, the Company entered into the Amended and Restated Credit Agreement dated as of November 18, 2011 (as amended from time to time, the “Credit Agreement”) among the Company, as borrower, Union Bank, N.A., as Administrative Agent and Security Agent, and the various lenders party to the Credit Agreement.

The terms of the Credit Agreement allow the Company from time to time to request an increase of the revolving commitment up to an aggregate amount of $450 million (the “Accordion”). Effective as of June 18, 2013, the Company exercised the Accordion to increase the aggregate commitments under its revolving credit facility by an additional $20 million.  As a result of the Company’s exercise, borrowing capacity under the Credit Agreement increased from $430 million to the full $450 million available under the Credit Agreement.

Additionally, the Company entered into an amendment to the Credit Agreement effective as of June 18, 2013 pursuant to which certain financial and other covenants and definitions related thereto were amended, including an increase of the maximum permitted consolidated leverage ratio and an increase of the required minimum consolidated fixed charge coverage ratio.  All other terms of the Credit Agreement remain unchanged.

Item 7.01 Regulation FD Disclosure

On June 19, 2013, the Company issued a news release in connection with the matters described above. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements & Exhibits

The Company hereby furnishes the following exhibits pursuant to Item 7.01, “Regulation FD Disclosure” and Item 1.01, “Entry Into a Material Definitive Agreement.”

Exhibit No.	Description
10.23	Employment Agreement between the Company and Dean M. Poulakidas dated March 31, 2013.
99.1	Press Release issued June 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated June 19, 2013

WILLIS LEASE FINANCE CORPORATION

By:	/s/ Bradley S. Forsyth
Bradley S. Forsyth
Senior Vice President and
Chief Financial Officer